EXHIBIT 10p

VERIZON EXCESS PENSION PLAN

Effective January 1, 2002

ARTICLE I. INTRODUCTION

A.	This instrument states the terms and conditions of the Verizon Excess Pension Plan, effective on January 1, 2002. The Plan is a successor to the GTE Excess Pension Plan.

B.

The purpose of this Plan is to provide benefits with respect to compensation which is not taken into account under the Basic Pension Plan because it exceeds qualified plan limitations, to provide benefits which would be provided under the Basic Pension Plan except that they exceed the qualified plan limitations on pensions, and, as a result thereof, to provide for the payment of certain Excess and Supplemental Pensions from the assets of a Participating Company available for general business use.

C.

This Plan shall be administered in conjunction with the Basic Pension Plan with the effect that, except as otherwise provided herein or as approved by the Administrator, the terms and conditions of the Basic Pension Plan shall determine all matters related to the benefits under this Plan.

ARTICLE II. DEFINITIONS

The following terms as used herein shall, for purposes of this Plan, have the following meanings unless a different meaning is clearly required by the context:

A.	“Administrator” – the most senior HR officer of Verizon Communications Inc. or any delegate of such individual.

B.	“Basic Pension Plan” – the applicable provisions of the pension plan sponsored by a Participating Company that is qualified under Section 401 of the Code in which the Employee participates.

C.	“Code” – the Internal Revenue Code of 1986, as amended from time to time, and applicable Treasury regulations and rulings issued thereunder.

D.	“Company” – Verizon Corporate Services Group Inc.

E.

“Employee” – any employee who participates in the Basic Pension Plan of a Participating Company who has been designated by the Administrator to participate in this Plan or who receives Remuneration; provided, however, anyone classified as a “senior manager” shall not be eligible to participate in this Plan while holding such classification. (See Section E under Article IV for promotions to senior manager status.)

F.

“Excess Pension” – the pension which is in excess of that permitted under Section 415(b) of the Internal Revenue Code (or any successor sections thereto) and applicable Treasury regulations promulgated thereunder but which otherwise would be due and payable under the Basic Pension Plan.

G.	“Participating Company” – the Company and any affiliate of the Company that participates in the Basic Pension Plan.

H.	“Pension Commencement Date” – the Employee’s pension commencement date within the meaning provided in the Basic Pension Plan.

I.	“Plan” – this Verizon Excess Pension Plan.

J.

“Remuneration” – the amount of compensation which would be taken into account with respect to an Employee who participates in the Basic Pension Plan without regard to the limitation imposed by Code Section 401(a)(17) (or any successor provision); provided, however, Remuneration shall not include any amounts included in the computation of pensions under the Basic Pension Plan.

K.	“Supplemental Pension” – the difference between:

1.

the pension calculated under the Basic Pension Plan (without regard to the limitations contained in Section 415 of the Code and any successor sections thereto) by including Remuneration as compensation in determining Average Annual Compensation; and

2.	the pension actually payable under the Basic Pension Plan and any Excess Pension payable under this Plan.

ARTICLE III. ELIGIBILITY

A.

An Employee or former Employee who was actively employed by the Company (or an entity that is aggregated with the Company under Section 414(b) or (c) of the Code) on or after January 1, 2002, shall be eligible for an Excess Pension or a Supplemental Pension under the Plan if the Employee or former Employee is eligible or has become eligible (or would be eligible if he terminated employment with the Company and its affiliates) to receive a benefit under the Basic Pension Plan. An Employee who is eligible for an Excess Pension or a Supplemental

Pension in accordance with the preceding sentence shall have a fully vested and nonforfeitable contractual right to such Excess Pension or Supplemental Pension, which shall be enforceable against Verizon Communications Inc. (and any successor to all or substantially all of the business or assets of Verizon Communications Inc.). An Employee who is not so eligible for an Excess Pension or a Supplemental Pension shall not have any right to a benefit or payment under the Plan.

B.1

Subject to the provisions of Article V regarding designation of a beneficiary, the designated beneficiary (or the surviving spouse if no beneficiary is designated) of any Employee who has a fully vested and nonforfeitable contractual right to an Excess Pension or a Supplemental Pension in accordance with Section A of this Article III and who dies either (i) while in active service of a Participating Company or an affiliate, or (ii) without having made a valid election of an optional form of benefit and after separation from service but prior to the Employee’s pension commencement date shall be eligible to receive an Excess Pension and/or a Supplemental Pension in an amount, at such time and on such terms determined by applying the Basic Pension Plan provisions pertaining to a Beneficiary’s Pension under the Employee’s circumstances to the Employee’s Excess Pension and/or Supplemental Pension, as the case may be.

B.2

Subject to the provisions of Article V regarding designation of a beneficiary, if an Employee has a fully vested and nonforfeitable contractual right to an Excess Pension or a Supplemental Pension in accordance with Section A of this Article III, in the event of:

(a)	the Employee’s death after the Employee’s separation from service but prior to the Employee’s pension commencement date with a valid election of an optional form of benefit, or

(b)	the Employee’s death after the Employee’s pension commencement date,

a survivor benefit will be paid to the Employee’s designated beneficiary in accordance with the Employee’s election by applying the Basic Pension Plan provisions pertaining to the Employee’s circumstances to the Employee’s Excess Pension and/or Supplemental Pension, as the case may be.

ARTICLE IV. BENEFITS PAYABLE UNDER THIS PLAN

A.

An Employee, surviving spouse or designated beneficiary who is entitled to an Excess Pension or a Supplemental Pension under this Plan shall be paid such benefit under this Plan as set forth or elected under Article V or at such time as may be approved by the Administrator. Notwithstanding the foregoing or any other provision of this Plan, no Excess Pension or Supplemental Pension under this Plan shall be paid until the Employee has terminated employment with the Company and its Affiliates (as such term is defined in the Basic Pension Plan).

B.

Each of the applicable formulas under the Basic Pension Plan shall apply to an Employee under this Plan to the same extent that they apply to such individual under the Basic Pension Plan. Subject to Paragraph C below in this Article, these formulas shall work in tandem under the Basic Pension Plan and this Plan. Without regard to which formula provides the highest overall pension during an Employee’s career, the determination of an Employee’s benefit under this Plan shall be made at the Employee’s Pension Commencement Date under the Basic Pension Plan.

C.

With respect to eligible Employees who elect or elected an early pension payment under the former GTE Basic Pension Plan, the Excess Pension or Supplemental Pension under this Plan shall, effective on and after January 1, 2002, be calculated as described below. An Employee shall be entitled to a benefit under this Plan based on the better of the “all service” methodology or the “A+B” methodology. Under the “all service” methodology, an Employee’s benefit under this Plan will be calculated by assuming that the in-service distribution under the Basic Pension Plan had not taken place, such that the Employee would receive the same benefit under this Plan at actual retirement that he would have received if he had not taken the early pension payment; this calculation shall be based on the Code Section 401(a)(17) and 415 limitations applicable to the Basic Pension Plan at the Employee’s actual retirement. Under the “A+B” methodology, the “A” benefit shall be the benefit under this Plan (or the predecessor to this Plan) as of the date of the in-service distribution under the Basic Pension Plan (using the Code limitations in effect at that time) and the “B” benefit shall be the benefit under this Plan (or the predecessor to this Plan) based only on service earned after the date that was used to calculate the in-service pension distribution under the Basic Pension Plan (using the Code limitations in effect at the time of actual retirement).

D.	The Company shall not fund this Plan, but Excess Pensions and Supplemental Pensions shall be paid by the Employee’s Participating Company when due from its assets available for general business use.

E.

In the event an Employee is promoted to senior manager status, the lump sum value of his benefit under this Plan at the time of promotion shall be transferred to a nonqualified plan for senior managers.

ARTICLE V. FORMS AND TIMING OF PAYMENT AND BENEFICIARIES

A.	An Employee shall have the right to elect to receive his benefit under this Plan in any one of the forms provided under the Basic Pension Plan.

B.

If an Employee elects to receive his benefit under this Plan in a form other than a single life annuity, it shall be computed so as to be the actuarial equivalent of such benefit in the form of a single life annuity using the actuarial tables and interest rates then in effect under the Basic Pension Plan. When converting a cash balance benefit to a single life annuity, the GATT factors in the Basic Pension Plan shall be used.

C.

Prior to an Employee’s termination of employment, he may elect the form of distribution for his Plan benefit by completing the form required by the Administrator; provided, however, an Employee may not elect a pension commencement under the Plan that is prior to his Pension Commencement Date under the Basic Pension Plan. If an Employee does not make an election under this Plan prior to his termination of employment, his Plan benefit shall be paid in the form of a lump sum on his Pension Commencement Date under the Basic Pension Plan.

If an Employee elects to defer payment of his Plan benefit to a date later than his Pension Commencement Date under the Basic Pension Plan, the Employee’s benefit under this Plan shall be determined at the time of the Pension Commencement Date under the Basic Pension Plan. The benefit under this Plan will be equal to the difference between X and Y, where

1.	X equals the lump sum value of the Employee’s pension using the applicable formulas in the Basic Pension Plan without regard to the limits imposed by Sections 401(a)(17) or 415 of the Code; and

2.	Y equals the lump sum value of the Basic Pension Plan benefit on the Pension Commencement Date under the Basic Pension Plan.

This amount (the difference between X and Y) will then be held in a cash balance account under this Plan until the pension commencement date under this Plan. FICA taxes paid on behalf of an Employee with respect to his benefit under this Plan will reduce the amount in the cash balance account on a dollar for dollar basis. Upon the conversion of the Plan benefit to a cash balance amount, there will be no subsequent comparisons to the value of any other pension formula.

D.

An Employee shall have the right to appoint any individual (a natural person or legal entity) as his beneficiary to receive any benefits payable under this Plan on the Employee’s account after the Employee’s death.

E.

An Employee shall have the right to make an appointment of a beneficiary for any benefits payable on his account under this Plan after his death revocable or irrevocable. If an Employee’s appointment of a beneficiary is revocable, such Employee may revoke the appointment of a beneficiary and appoint another beneficiary any time during the Employee’s life.

F.

If an Employee elects a joint and survivor annuity with a revocable beneficiary, the Administrator shall determine the life expectancy of the original beneficiary at the time of the Employee’s retirement and the survivor annuity shall be payable to any other beneficiary only during the term of the original beneficiary’s life expectancy as so determined.

G.

The Excess Pension and the Supplemental Pension payable under Section B of Article III of this Plan shall be calculated upon the same basis as survivor pensions are calculated under the Basic Pension Plan.

H.

Any appointment of a beneficiary hereunder, any revocation of such appointment, and any appointment of another beneficiary shall be made by written instrument, in a form satisfactory to the Administrator, signed by the Employee and delivered to the Company. The Employee shall accompany the appointment of his original beneficiary with proof of such beneficiary’s age that is satisfactory to the Administrator. An Employee shall have no power to appoint a beneficiary, or to revoke the appointment of a beneficiary, except as provided by this Plan.

I.

Anything to the contrary notwithstanding, the election and payment of benefits in the form of a lump sum distribution under Section B of this Article shall constitute a waiver of any other benefits payable under this Plan to an Employee, an Employee’s surviving spouse, or any other designated beneficiary.

ARTICLE VI. ADMINISTRATION, AMENDMENT, AND TERMINATION OF THE PLAN

A.

The Plan shall be administered by the Administrator. The Administrator shall have the power to interpret this Plan, to delegate such responsibilities or duties as it deems desirable, to appoint agents and advisors and otherwise govern the conduct of its business, and to make all decisions necessary or proper for the administration of this Plan. The Administrator’s decisions relating to the administration of this Plan shall be final. Similar to the Basic Pension Plan, the responsibility for claims processing shall rest with the Verizon Claims Review Committee and its delegate.

B.	Except as otherwise provided in this Article VI, the most senior HR officer of Verizon Communications or his direct report(s) responsible for executive compensation or benefits may:

1.	amend or terminate the Plan at any time; or

2.	retroactively or prospectively increase, decrease, or terminate eligibility for or the level of benefits under the Plan.

Provided, however, in the event of a “Change in Control” under the Basic Pension Plan, the benefits accrued under this Plan may not be modified or terminated retroactively; amendments to this Plan following such a change in control may only have a prospective effect.

C.

If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part, such unlawfulness, invalidity, or unenforceability shall not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit required under the Plan shall be held unlawful or otherwise invalid or unenforceable, such unlawfulness, invalidity, or unenforceability shall not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provisions of any other benefit required under the Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity, or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid, or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid, or unenforceable shall be made or provided under the Plan.

D.1.

Except as provided in Section D.2 below, an Employee’s rights and interests under the Plan may not be assigned or transferred. In the case of any former Employee’s death, payment, if any, under the Plan shall be made to his or her surviving spouse or designated beneficiary in accordance with the provisions of the Plan.

D.2.

Notwithstanding the foregoing, Section D.1 shall not apply with respect to an order which satisfies the requirements for a qualified domestic relations order set forth in Section 206(d)(3)(B)(i) of the Employee Retirement Income Security Act of 1974, as amended (“QDRO”) which is issued with respect to an Employee’s interest in the Plan, and benefits shall be payable to the alternate payee designated therein in accordance with the terms and conditions thereof.

E.	The maintenance of this Plan shall not be deemed to constitute a contract of employment nor as giving any Employee any right to be retained in the employment of the Company or its affiliates.

F.	This Plan is subject to the laws of the State of Delaware to the extent not preempted by federal law.

ARTICLE VII. SENIOR MANAGER PARTICIPATION EFFECTIVE JANUARY 1, 2005

A.	Effective January 1, 2005, Employees who are classified as “Senior Managers” or promoted to such status will participate in this Plan as described in this article.

B.

A Senior Manager will only accrue a pension under this Plan based on the basic cash balance formula that applies under the Basic Pension Plan, with respect to his eligible compensation in excess of the Code Section 401(a)(17) limit. (As of the effective date of this article, the cash balance pay credit percentages range between 4 – 7% of eligible compensation, depending on the age and eligible service of the Employee.) A Senior Manager will not be eligible to accrue a pension under this Plan based on the highest average pay (HAP) formula or any other non-cash balance pension formula in the Basic Pension Plan.

C.

In the event an Employee is promoted to Senior Manager status, his opening cash balance account under this Plan will be determined as of the time of the promotion under the applicable provisions that follows:

1.

If at the time of promotion, the Employee’s highest pension under all formulas applicable to him under the Basic Pension Plan is based on the cash balance formula, then his opening cash balance account under this Plan will simply be the same as his then existing cash balance account value.

2.

If at the time of promotion, the Employee’s highest pension under all formulas applicable to him under the Basic Pension Plan is based on a formula other than the cash balance formula, then his opening cash balance account under this Plan will be equal to the lump sum value of his benefit under that pension formula, based on the actuarial tables and interest rates then in effect under the Basic Pension Plan for that Employee. After the determination of the opening cash balance account under this Plan, there will be no subsequent comparison to the value of any other pension formula.

Once an Employee is promoted to Senior Manager and his opening cash balance account is established under this Plan, he will not thereafter be permitted to “grow in” to any early retirement subsidies (Rule of 75) under this Plan based on any non-cash balance formula. At the time of promotion to Senior Manager, all rights to any non-cash balance based formula shall cease under this Plan.

[Amended 12-14-2004; Effective 01-01-2005]

ARTICLE VIII. COMPLIANCE WITH SECTION 885 OF THE AMERICAN JOBS CREATION ACT OF 2004

A.	Effective January 1, 2005, the form and timing of payments to an Employee under this Plan will be governed by the provisions in this article.

B.

All distributions under this Plan will be in the form of a lump sum distribution. If an Employee’s pension under this Plan is based on the cash balance pension formula, the amount of the lump sum distribution will be equal to the cash balance account balance at the time of distribution. If an Employee’s pension under this Plan is based on a non-cash balance pension formula, the amount of the lump sum distribution will be computed using the actuarial tables and interest rates then in effect under the Basic Pension Plan for that Employee.

C.

Except for Employees who are “Key Employees” within the meaning of the American Jobs Creation Act, distributions will be made as soon as reasonably practicable following an Employee’s termination of employment and based on his first available Pension Commencement Date following termination of employment. For “Key Employees” within the meaning of the American Jobs Creation Act, distributions under this Plan will be made as soon as reasonably practicable following the expiration of the six month restriction mandated by the American Jobs Creation Act. [Amended 12-14-2004; Effective 01-01-2005]